Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-185318) on Form S-8 of Jefferies Financial Group, Inc. of our report dated May 22, 2026, relating to the financial statements of Jefferies Employees’ Profit Sharing Plan, which appears in this Form 11-K for the year ended November 30, 2025.

/s/ Tanner LLP

Salt Lake City, Utah

May 22, 2026